EXHIBIT 3.1d

CERTIFICATE OF MERGER OF
ATLAS ACQUISITION CORP. (a Delaware corporation)
INTO AMERICAN INSURANCE ACQUISITION INC.
(a Delaware corporation)

Pursuant to Section 251 of the Delaware General Corporation Law, for the purposes of merging (the "Merger") Atlas Acquisition Corp., a Delaware corporation ("Atlas"), into American Insurance Acquisition Inc., a Delaware corporation which is the surviving corporation in such Merger (the "Surviving Corporation''), the undersigned Corporation hereby certifies the following:

1.     An Agreement and Plan of Merger (the "Merger Agreement") dated as of December 14, 2010 by and among the Surviving Corporation, JJR VI Acquisition Corp., Atlas and Kingsway Financial Services Inc. has been approved, adopted, executed and acknowledged by each of Atlas Acquisition Corp. and American Insurance Acquisition Inc.

2.     The name of the surviving corporation is American Insurance Acquisition Inc.
(the "Surviving Corporation'').

3.     The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the effective time of the Merger, shall be amended and restated as set forth in the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, which shall be the Certificate of Incorporation of the Surviving Corporation at the effective time of the Merger.

4.     The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 150 Northwest Point Boulevard, Elk Grove, Illinois 60007.

5.     A copy of the agreement and Plan of Merger will be furnished by the surviving corporation upon request without cost to any stockholder of the constituent corporations.

6.     The effective date and time of the Merger shall be 11:59pm on December 31, 2010.

[signature page follows)

In witness whereof, American Insurance Acquisition Inc. has caused its duly authorized officer to execute and deliver this Certificate of Merger as of December 31, 2010.

AMERICAN INSURANCE ACQUISITION INC.

By:    /s/ Scott D. Wollney

Name:    Scott D. Wollney

Title:    President

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
AMERICAN INSURANCE ACQUISITION INC.

FIRST:         The name of the Corporation is American Insurance Acquisition Inc.

SECOND:    The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of the registered agent at such address is the Corporation Trust Company.

THIRD:        The purposes of the Corporation are to engage in any lawful act or activities for which Corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 3,000 shares with a par value of $0.01 per share, all of which shall be common stock.

FIFTH:        The board of directors of the Corporation shall consist of a minimum of one (1) director and a maximum of twelve (12) directors, as determined from time to time by the board of directors.

SIXTH:        In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH:    Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

EIGHTH:    Shares of stock of the Corporation may not be transferred without the prior written consent of the board of directors of the Corporation.

NINTH:        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:        To the fullest extent permitted by Section 145 of the General Corporation Law, or any comparable successor law, as the same may be amended and supplemented from time to time, the Corporation (i) may indemnify any persons whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he or she is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or because he or she was serving the Corporation or any other legal entity in any Corporation and (iii) shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ELEVENTH:    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock of the Corporation entitled to vote in the election of directors, considered for the purposes of this Article ELEVENTH as one class, shall be prospective only and shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification.